Exhibit 4.1

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of September 6, 2010 (this “Agreement”), by and among the shareholders listed on the signature page(s) hereto (collectively, the “Shareholders” and each individually, a “Shareholder”), and Res-Care, Inc., a Kentucky corporation (the “Company”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Share Exchange Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Shareholders beneficially own an aggregate of 3,700,000 shares of common stock, no par value, and 48,095 shares of the Series A Convertible Preferred Stock, no par value (such shares, or any other voting or equity securities of the Company hereafter acquired by any Shareholder prior to the termination of this Agreement, being referred to herein collectively as the “Shares”);

WHEREAS, concurrently with the execution of this Agreement, Purchaser and the Company are entering into an Agreement and Plan of Share Exchange, dated as of the date hereof (the “Share Exchange Agreement”), pursuant to which the Purchaser has agreed to acquire all of the outstanding shares of the Company (the “Transaction”) on the terms and subject to the conditions set forth therein; and

WHEREAS, as a condition to the willingness of the Company to enter into the Share Exchange Agreement, the Company has required that the Shareholders agree, and in order to induce the Company to enter into the Share Exchange Agreement the Shareholders are willing, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

Section 1. Voting of Shares.

Each Shareholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the Company’s special meeting of shareholders or any other meeting of the shareholders of the Company, however called, and in any action by written consent of the shareholders of the Company, such Shareholder will vote, or cause to be voted, all of such Shareholder’s respective Shares owned at the record date for such meeting or consent (i) in favor of the adoption of the Share Exchange Agreement and the approval of the Transaction contemplated by the Share Exchange Agreement and any actions required in furtherance thereof, as the Share Exchange Agreement may be modified or amended from time to time and (ii) in favor of approval of the Alternative Acquisition Agreement pursuant to Section 11-030 of the Kentucky Business Corporation Act, provided that the Company shall have complied with Section 7.2 of the Share Exchange Agreement and paid the applicable

Break-Up Fee to the Purchaser.  For purposes hereof, (a) a “Qualifying Acquisition” means the acquisition of all of the Company’s outstanding shares of capital stock for cash, including the acquisition of all shares of Series A Convertible Preferred Stock for a cash price no less than the greater of (x) the price payable in such transaction for the shares of Common Stock into which such Series A Convertible Preferred Stock is then convertible and (y) the then liquidation preference of the Series A Convertible Preferred Stock and (b) the “Alternative Acquisition Agreement” is the definitive agreement with respect to a Qualifying Acquisition that, if the Share Exchange Agreement had not previously been terminated pursuant to Section 9.1(d)(ii) of the Share Exchange Agreement, the Company enters into in accordance with Section 7.2(e) of the Share Exchange Agreement.  This Agreement does not relate to any non voting securities of the Company, or to derivatives, swaps or other arrangements with respect to shares of capital stock of the Company where the Shareholder has no right to vote or direct the vote of such shares.

Section 2. Transfer of Shares.  Each Shareholder covenants and agrees that, except for (x) tenders of Shares pursuant to a tender offer (pursuant to the Alternative Acquisition Agreement or otherwise) and (y) sales of Shares following termination of the Share Exchange Agreement pursuant to Rule 144 under the Securities Act of 1933, such Shareholder will not directly or indirectly (i) sell, assign, transfer, tender, pledge, encumber or otherwise dispose of any of the Shares, (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, tender, pledge, encumbrance, or other disposition of any Shares; provided, however, that notwithstanding the foregoing a Shareholder may transfer Shares or agree to transfer Shares to any Affiliate of the Shareholder, including, but not limited to Purchaser, provided that in each such case the transferee agrees in writing to be bound by this Agreement. Nothing herein shall restrict or otherwise limit the encumbrance or pledge of Shares pursuant to margin and/or other pledge arrangements, provided that in the event of any new margin or pledge arrangement, the voting rights of such Shares shall be subject to Section 1 hereof.

Section 3. Waiver of Appraisal Rights. Each Shareholder hereby waives, to the full extent of the law, and agrees not to assert any appraisal rights pursuant to Subtitle 13 of the Kentucky Business Corporation Act or otherwise in connection with the Transaction with respect to any and all Shares held by the undersigned of record or beneficially owned.

Section 4. Representations and Warranties of the Shareholders. Each Shareholder on his or its own behalf hereby severally represents and warrants to the Company with respect to such Shareholder and such Shareholder’s ownership of the Shares as follows:

(a) Number of Shares. Each Shareholder represents, warrants and agrees that Schedule I annexed hereto sets forth, adjacent to the name of such Shareholder, the number of Shares of which the Shareholder is the beneficial owner (it being understood and agreed that the beneficial ownership shall not include any rights with respect to derivatives, swaps or other arrangements). Each Shareholder represents, warrants and agrees that, as of the date hereof, those Shares on Schedule I constitute all of the Shares of which such Shareholder has the power to vote or direct the vote.

(b) Power, Binding Agreement. Each of the Shareholders is a corporation, limited partnership or limited liability company, as applicable, duly formed, under the laws of its state of incorporation, formation or organization and has full entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each Shareholder and the consummation of the transactions contemplated hereby have been, if necessary, duly and validly authorized by the appropriate governing body of such Shareholder, and, no other entity proceedings on the part of such Shareholder are necessary to authorize the execution, delivery and performance of this Agreement by such Shareholder and the consummation of the transactions contemplated hereby.  Each of the Shareholders has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5. Representations and Warranties of the Company. The Company represents and warrants to the Shareholders as follows:

Power, Binding Agreement. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Kentucky and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Share Exchange Agreement by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company, and, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Share Exchange Agreement by the Company and the consummation of the transactions contemplated hereby and thereby. The Company has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 6. Termination. Notwithstanding any other provision herein, the obligations of the Shareholders set forth in this Agreement shall not be effective or binding until after such time as the Share Exchange Agreement is executed and delivered by Purchaser and the Company. This Agreement shall terminate immediately upon the earliest to occur of (i) termination of the Share Exchange Agreement in accordance with its terms, unless such termination (A) is pursuant to Section 9.1(c)(ii) of the Share Exchange Agreement and the Company concurrently enters into the Alternate Acquisition Agreement and pays the applicable Break-Up Fee to the Purchaser or (B) is pursuant to Section 9.1(d)(ii) of the Share Exchange Agreement as a result of the Company’s approval or recommendation of a Superior Proposal, and the Company pays the applicable Break-Up Fee to the Purchaser within two (2) Business Days thereafter, (ii) the

Effective Time, (iii) if the Share Exchange Agreement is terminated pursuant to Section 9.1(c)(ii) and the Company concurrently enters into the Alternative Acquisition Agreement and pays the applicable Break-Up Fee to the Purchaser, the earliest to occur of (A) the consummation of the transaction contemplated by such Alternative Acquisition Agreement, (B) the termination of such Alternative Acquisition Agreement, (C) the taking of a vote by the Company’s shareholders with respect to such Alternative Acquisition Agreement, and (D) six months after execution and delivery of such Alternative Acquisition Agreement, and (iv) if the Share Exchange Agreement is terminated pursuant to Section 9.1(d)(ii) as a result of the Company’s approval or recommendation of a Superior Proposal and the Company pays the applicable Break-Up Fee to the Purchaser within two days thereof, the earliest to occur of (A) the fifth (5th ) Business Day after the termination of the Share Exchange Agreement, unless the Company shall have entered into the Alternative Acquisition Agreement with respect to such Superior Proposal prior to such date, (B) the consummation of the transaction contemplated by such Alternative Acquisition Agreement, (C) the termination of such Alternative Acquisition Agreement, (D) the taking of a vote by the Company’s shareholders with respect to such Alternative Acquisition Agreement, and (E) six months after execution and delivery of such Alternative Acquisition Agreement.  Upon any such termination, this Agreement shall immediately become void, there shall be no liability hereunder on the part of the Shareholders and all rights and obligations of the parties to this Agreement shall cease.

Section 7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 8. Miscellaneous.

(a) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

(b) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky without regard to the principles of conflicts of law thereof.

(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three business days after being sent by hand delivery in writing, by facsimile or electronic transmission, by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

(i) if to a Shareholder to:

c/o Onex Investment Corp.
712 Fifth Avenue
New York, New York 10019
Telecopy: 212-582-0909
Email:  bobby@onex.com
Attention:  Robert M. Le Blanc

with a copy (which shall not constitute notice) to:

Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Telecopy:  212-836-8211
Email:  jgreenberg@kayescholer.com
Attention:  Joel I. Greenberg

(ii) if to Company to:

Res-Care, Inc.
9901 Linn Station Road
Louisville, Kentucky 40223
Telecopy:  502-394-2164
Email:  rgeary@rescare.com
Attention:  Ronald G. Geary

with a copy (which shall not constitute notice) to:

Frost Brown Todd LLC
400 West Market Street, 32nd Floor
Louisville, KY 40202
Telecopy:  502-581-1087
Email:  amacdonald@fbtlaw.com
Attention:  Alan K. MacDonald

(f) No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

(g) Assignment. Except as provided in Section 2 hereof, neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(h) Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

(i) Submission to Jurisdiction. Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8(e). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

(j) WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND EACH SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE COMPANY, THE COMPANY OR EACH SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

RES-CARE, INC.

By:	/s/ Steven S. Reed
Name: Steven S. Reed
Title: Director

ONEX PARTNERS LP

By:	ONEX PARTNERS GP LP, its General Partner

By:	ONEX PARTNERS MANAGER LP, its Agent

By:	ONEX PARTNERS MANAGER GP ULC., its General Partner

By:	/s/ Robert M. Le Blanc
Name:	Robert M. Le Blanc
Title:	Managing Director

By:	/s/ Joshua Hausman
Name:	Joshua Hausman
Title:	Vice President

ONEX AMERICAN HOLDINGS II LLC

By:	/s/ Robert M. Le Blanc
Name:	Robert M. Le Blanc
Title:	Director

By:	/s/ Donald F. West
Name:	Donald F. West
Title:	Director

ONEX US PRINCIPALS LP

By:	ONEX AMERICAN HOLDINGS GP LLC, its General Partner

By:	/s/ Robert M. Le Blanc
Name:	Robert M. Le Blanc
Title:	Representative

RESCARE EXECUTIVE INVESTCO LLC

By:	/s/ Robert M. Le Blanc
Name:	Robert M. Le Blanc
Title:	Director

By:	/s/ Donald F. West
Name:	Donald F. West
Title:	Director

SCHEDULE I

Name	Common Stock	Series A Convertible Preferred Stock

Onex Partners LP	2,827,220	36,750
Onex American Holdings II LLC	805,719	10,473.3
Onex US Principals LP	17,634	229.2
Rescare Executive Investco LLC	49,427	642.5

Total:	3,700,000	48,095